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As filed with the Securities and Exchange Commission on July 10, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under The Securities Act of 1933

UTSTARCOM, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1782500 (I.R.S. Employer Identification Number)

1275 Harbor Bay Parkway
Alameda, California 94502
(510) 864-8800
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael J. Sophie
Vice President and Chief Financial Officer
UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, California 94502
(510) 864-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Carmen Chang, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

0.875% Convertible Subordinated Notes due 2008	$402,500,000	164.89%	$663,682,250	$53,691.89

Common stock, $0.00125 par value	16,918,874	(2)	(2)	(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average bid and asked prices of the Convertible Subordinated Notes due 2008 on the PORTAL Market on July 2, 2003.

(2)
Includes 16,918,874 shares of common stock initially upon conversion of the notes at the initial conversion price of $23.79 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or other event that may result in an adjustment to the conversion price of the notes.

(3)
Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

SUBJECT TO COMPLETION, DATED JULY 10, 2003

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

UTSTARCOM, INC.

$402,500,000
(aggregate principal amount)

0.875% Convertible Subordinated Notes Due March 1, 2008 and
the Common Stock Issuable Upon Conversion of the Notes

        We issued the notes in a private placement in March 2003. This prospectus may be used by selling security holders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

        The notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on March 1, 2008. The notes are convertible prior to maturity into shares of our common stock at an initial conversion price of $23.79 per share if: (i) the price of our common stock issuable upon conversion of a note reaches a specified threshold, (ii) specified corporate transactions occur, or (iii) the trading price for the notes falls below certain thresholds. The conversion rate will be subject to adjustment for certain events.

        We will pay interest on the notes on March 1 and September 1 of each year, beginning on September 1, 2003. The notes are subordinated. The notes will mature on March 1, 2008 unless earlier converted.

        We may not redeem the notes prior to their maturity. Holders may require us to purchase the notes upon a change in control.

        The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading on The PORTAL Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market System under the symbol "UTSI." On July 9, 2003, the last reported sale price for our common stock on the Nasdaq National Market was $40.72 per share.

        The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated July     , 2003

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in any prospectus supplement or this prospectus is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information that is currently available to management. We intend such forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with those provisions.

        The forward-looking statements include, without limitation, those concerning the following: our expectations as to the nature of possible trends; the manner in which customers in Chinese provinces negotiate for the purchase of our products; our expectation regarding continued growth in our business and operations; our expectation that our PAS network access system will continue to be allowed in China's county-level cities and counties; our expectation concerning the anticipated cost and completion date of our new Hangzhou manufacturing facility; our expectations regarding the integration and future performance of the assets we recently acquired from 3Com Corporation; our expectation that there will be fluctuations in our overall gross profit, gross margin, product mix, quarter to quarter results, customer base and selling prices; our plans for expanding the direct sales organization and our selling and marketing campaigns and activities; our expectation that there will be increases in selling, marketing, research and development, general and administrative expenses; our expectation that we will continue to invest significantly in research and development; our expectation that we will fill the majority of our current backlog orders; our expectation regarding our future investments, particularly in SOFTBANK China; and our expectation that existing cash and cash equivalents will be sufficient to finance our operations for at least the next 12 months.

        Additional forward-looking statements may be identified by terminology such as "may," "will," "expect," "believe," "plan," "anticipate," "estimate," "intend," "potential" or "continue," or the negative thereof or other comparable terminology, as they relate to us or our management. Investors are cautioned that these forward-looking statements are inherently uncertain. These statements are subject to risks and uncertainties that may cause actual results and events to differ materially. For a detailed discussion of these risks and uncertainties, see the "Risk Factors" section of this prospectus. We do not guarantee future results and undertake no obligation to update the forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

ii

SUMMARY

        The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Documents incorporated by reference form an integral part of this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors." When used in this prospectus, the terms "UTStarcom," "we," "our" and "us" refer to UTStarcom, Inc. and its consolidated subsidiaries, unless otherwise specified.

UTStarcom, Inc.

        We design, manufacture, and market leading broadband, narrowband, wireless access, softswitch and 3G products which offer a clean migration path to next-generation Internet Protocol (IP-based) networks. These products support service providers as they evolve their networks to meet the changing and growing demands of consumers. Providers are migrating voice services from traditional copper-based networks to wireless and packet-based networks. The copper-based network itself, once limited to carrying narrowband services, is evolving to support broadband services. Service providers are also migrating from circuit-based time division multiplex (TDM) services to packet-based services. Because we engineer our solutions with migration needs in mind, service providers can implement them quickly and cost effectively.

        On May 23, 2003, we acquired from 3Com Corporation, a Delaware corporation, selected assets from 3Com's CommWorks division, including its portfolio of carrier-focused voice and data networking products and customer support and professional services. In addition, we acquired or licensed all of the 3Com intellectual property used by CommWorks. CommWorks develops and deploys carrier-class, IP-based multi-service access and service creation platforms for telecommunications service providers.

        We provide a range of next-generation wireless and wireline network service products that support widely adopted international standards and protocols, so service providers can easily integrate them into existing networks and deploy them in new networks.

        We are committed to offering products that make our customers more competitive and more successful. Service providers use our integrated suite of products to attract a wide range of customers by offering a wider selection of efficient and expandable voice, data and internet access services. Because we offer cost-effective deployment, we believe our products enable service providers to generate more revenue per customer by offering a variety of additional services.

        Our range of wireless products enables service providers to sell highly affordable wireless communications services to the large population of users whose needs are not met by existing fixed line and cellular services. Our products also make it easy for service providers to offer value added services for a nominal amount or at no additional cost to themselves and for only a small incremental cost to their customers. Furthermore, because our products offer a migration path, service providers can easily add new wireless services and additional revenue streams while maintaining the value of their previous technology investments.

        We were incorporated in Delaware as Unitech Industries, Inc. in 1991. In 1994, we changed our name to Unitech Telecom, Inc. In 1995, we acquired StarCom Network Systems, Inc. and changed our name to UTStarcom, Inc.

        Our corporate headquarters are located at 1275 Harbor Bay Parkway, Alameda, California 94502 and our telephone number is (510) 864-8800.

The Offering

        The following is a brief summary of the terms of this offering. For a more complete description of the notes, see "Description of Notes" in this prospectus.

Securities offered	$402,500,000 aggregate principal amount of 7/8% Convertible Subordinated Notes due 2008, and shares of common stock issuable upon conversion of the notes.
Price	100% of the principal amount plus accrued interest, if any.
Maturity date	March 1, 2008.
Interest	7/8% per annum on the principal amount, payable semi-annually on March 1 and September 1 of each year, beginning September 1, 2003.
Subordination	The notes are unsecured, subordinated obligations. They rank junior in right of payment to all of our existing and future senior indebtedness (as defined), and rank equally with all of our future subordinated indebtedness. The notes are also effectively subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of March 31, 2003, (i) we had no outstanding senior indebtedness, and (ii) our subsidiaries had no outstanding indebtedness and approximately $367.7 million of other liabilities, including trade payables, but excluding intercompany liabilities, as to which the notes would have been effectively subordinated. Neither we nor our subsidiaries are restricted under the indenture from incurring senior debt or other additional indebtedness. See "Description of Notes—Subordination of Notes."
Conversion rights	You will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time prior to maturity, unless previously purchased by us at your option upon a change in control, at the conversion price of $23.79 per share, subject to the adjustments described in the description of the notes, if:
• as of the last day of the immediately preceding fiscal quarter, the closing sale price of our common stock for the last trading day of such fiscal quarter was 110% or more of the then current conversion price of the notes;
• during the period beginning January 1, 2008 through the maturity of the notes, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the notes;
• we distribute to holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

	•	we distribute to holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or
	•	we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs pursuant to which our common stock would be converted into cash, stock or other property that is not common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market.
You may also convert your notes into shares of our common stock:
	•	at any time prior to March 1, 2006 after any 5 consecutive trading-day period in which the average trading prices for the notes for that 5 trading-day period was less than 103% of the average conversion value for the notes during that period; and
	•	at any time on or after March 1, 2006 and prior to maturity after any 5 consecutive trading-day period in which the average trading prices for the notes for that 5 trading-day period was less than 97% of the average conversion value for the notes during that period, however, you may not convert your notes on or after March 1, 2006 if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price on the notes.
For each $1,000 of aggregate principal amount of notes converted, we will deliver approximately 42.0345 shares of our common stock. The conversion rate may be adjusted under certain circumstances. See "Description of Notes—Conversion of Notes."
Optional redemption	We may not redeem the notes prior to their maturity date.
Sinking fund	None.
Purchase upon change in control at your option	You may require us to purchase all or part of your notes at 100% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date in certain circumstances involving a change in control (as defined). The purchase price is payable:
	•	in cash; or

	•	at our option, subject to the satisfaction of certain conditions, in shares of our common stock or other applicable securities if we are not the surviving corporation of a change of control transaction or transactions. The number of shares of common stock or other applicable securities will equal the repurchase price divided by 97% of the average closing sales prices of our common stock or other applicable securities, as the case may be, for the five-trading-day period ending on the third business day prior to the purchase date.
See "Description of Notes—Purchase of Notes at Your Option Upon a Change in Control."
Form and denomination	The notes were issued only in fully registered form without interest coupons and in minimum denominations of $1,000. The notes were represented by a global notes, deposited with the trustee as a custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global note are shown on, and any transfers will be effective only through, records maintained by DTC and its participants. See "Description of Notes—Book-Entry, Delivery and Form."
Use of proceeds	We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock into which the notes may be converted.
Events of default	The following will be events of default under the indenture for the notes:
	•	we fail to pay principal of or any premium on any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;
	•	we fail to pay any interest, including additional interest, on any note when due and that default continues for 30 days, whether or not the payment is prohibited by the subordination provisions of the indenture;
	•	we fail to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;
	•	we fail to pay when due, either at its maturity or upon acceleration thereof, any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed in excess of $30.0 million if the indebtedness is not discharged, or the acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes;
	•	we fail to give notice to you of your right to require us to purchase your notes upon a change in control; and

• events of bankruptcy, insolvency or reorganization with respect to us specified in the indenture.
See "Description of Notes—Events of Default."
Trading	The notes are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on the Nasdaq National Market under the symbol "UTSI."
Governing law	The indenture, the notes and the registration rights agreement will be governed by the laws of the State of New York.
Ratio of Earnings to Fixed Charges	The ratio of earnings to fixed charges for each of the periods indicated is as follows:
Three Months Ended March 31		Fiscal Year Ended December 31
2003	2002	2002	2001	2000	1999	1998

41.86x	21.13x	42.06x	16.66x	12.03x	4.97x	1.74x

We have calculated our ratio of earnings to fixed charges as earnings (which is pre-tax income before minority interests, income or loss from equity investments and fixed charges) divided by fixed charges. Fixed charges consist of interest charges, capitalized expenses related to indebtedness and that portion of rental expense that we believe to be representative of an appropriate interest factor. See Exhibit 12.1 for additional information regarding this calculation.

RISK FACTORS

        You should carefully consider the following risk factors together with the other information contained in or incorporated into this prospectus before you decide to buy our securities. If any of these risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of the notes or our common stock to decline and you may lose part or all of your investment.

Risks Related to Our Company

Our future product sales are unpredictable, our operating results are likely to fluctuate from quarter to quarter, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

        Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate in the future due to a variety of factors, some of which are outside of our control. As a result, period-to-period comparisons of our operating results are not necessarily meaningful or indicative of future performance. Furthermore, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts or investors. If this occurs, the trading price of our common stock could decline.

        Factors that may affect our future operating results include:

  •
  the timing, number and size of orders for our products, as well as the relative mix of orders for each of our products, particularly the volume of lower margin handsets;

  •
  cancellation, deferment or delay in implementation of large contracts;

  •
  the evolving and unpredictable nature of the economic, regulatory, competitive and political environments in China and other countries in which we market or plan to market our products;

  •
  price reductions by our competitors;

  •
  competitive market pressures resulting in decreased gross margins or increased inventory levels;

  •
  changes in our customers' subscriber growth rate;

  •
  currency fluctuations;

  •
  market acceptance of our products and product enhancements;

  •
  the lengthy and unpredictable sales cycles associated with sales of our products combined with the impact of this variability on our suppliers' ability to provide us with components on a timely basis;

  •
  the impact of changes in general world and domestic economic conditions in light of the military and political situation in Iraq;

  •
  longer collection periods of accounts receivable in China and other countries; and

  •
  the decline in business activity we typically experience during the Lunar New Year, which leads to decreased sales during our first fiscal quarter.

        The limited performance history of some of our products, our limited forecasting experience and processes and the emerging nature of our target markets make forecasting our future sales and operating results difficult. Our expense levels are based, in part, on our expectations regarding future sales, and these expenses are largely fixed, particularly in the short term. In addition, to enable us to promptly fill orders, we maintain inventories of finished goods, components and raw materials. As a result, we commit to considerable costs in advance of anticipated sales. In the past, a substantial portion of our sales in each quarter resulted from orders received and shipped in that quarter, and we have operated with a limited backlog of unfilled orders. Accordingly, we may not be able to reduce our costs in a timely manner to compensate for any unexpected shortfall between forecasted and actual sales. Any significant shortfall of sales may require us to maintain higher levels of inventories of finished goods, components and raw materials than we require, thereby increasing our risk of inventory obsolescence and corresponding inventory write-downs and write-offs.

Competition in our markets may lead to reduced prices, revenues and market share.

        We are increasingly facing intense competition in our target markets, especially from domestic companies in China. We believe that our strongest competition in the future may come from these companies, many of which operate under lower cost structures and more favorable governmental policies and have much larger sales forces than we do. Furthermore, other companies not presently offering competing products may also enter our target markets, particularly with the reduction of trade restrictions as a result of China's admission to the World Trade Organization, or WTO. Many of our competitors have significantly greater financial, technical, product development, sales, marketing and other resources than we do. As a result, our competitors may be able to respond more quickly to new or emerging technologies and changes in service provider requirements. Our competitors may also be able to devote greater resources than we can to the development, promotion and sale of new products. These competitors may also be able to offer significant financing arrangements to service providers, in some cases facilitated by government policies, which is a competitive advantage in selling systems to service providers with limited financial and currency resources. Increased competition is likely to result in price reductions, reduced gross profit as a percentage of net sales and loss of market share, any one of which could materially harm our business, financial condition and results of operations.

        Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties, including Telecommunications Administrations, Telecommunications Bureaus and other local organizations, to increase the ability of their products to address the needs of prospective customers in our target markets. Accordingly, alliances among competitors or between competitors and third parties may emerge and rapidly acquire significant market share. To remain competitive, we believe that we must continue to partner with Telecommunications Administrations and other local organizations, maintain a high level of investment in research and development and in sales and marketing, and manufacture and deliver products to service providers on a timely basis and without significant defects. If we fail to meet any of these objectives, our business, financial condition and results of operations could be harmed.

        The introduction of inexpensive wireless telephone service or other competitive services in China may also have an adverse impact on sales of our PAS systems and handsets in China. We may not be able to compete successfully against current or future competitors, and competitive pressures in the future may materially adversely affect our business, financial condition and results of operations.

Our business may suffer if we are unable to collect payments from our customers on a timely basis.

        Our customers often must make a significant commitment of capital to purchase our products. As a result, any downturn in a customer's business that affects the customer's ability to pay us could harm our financial condition. Moreover, accounts receivable collection cycles historically tend to be much longer in China than in other markets. The failure of any of our customers to make timely payments could require us to write-off accounts receivable or increase our accounts receivable reserves, either of which could adversely affect our financial condition.

Our acquisition of CommWorks could be difficult to integrate, may disrupt our business and could harm our operating results.

        In May, 2003, we completed our acquisition of certain assets of 3Com Corporation's CommWorks division ("CommWorks"). However, our management and financial controls, personnel, computer systems and other corporate support systems may not be adequate to manage the increase in the size and scope of our operations as a result of the completed acquisition. In addition, we may not be able to generate revenue from the CommWorks operations consistent with historical results. We may not be able to realize the synergies that we expect will result from the addition of the CommWorks assets to our business. Although our acquisition of CommWorks is structured as the acquisition of selected assets and liabilities, we cannot assure you that we will not assume or become subject to, as a result of the acquisition, liabilities that have an adverse impact on our financial position or results of operations. We also expect that CommWorks will need a significant working capital investment from us and/or an available debt facility. If additional financing is needed to fund the CommWorks operations, we cannot assure you that such financing will be available to us on commercially reasonable terms, or at all.

        Moreover, based on information provided by 3Com Corporation, CommWorks has experienced sequentially declining annual revenue for the past several years and has experienced substantial operating losses during these periods. There can be no assurance that CommWorks will not continue to do so following its acquisition by us. Furthermore, historical results of the CommWorks operations may not be indicative of the results to be expected from those operations as they are integrated into our business.

Our market is subject to rapid technological change, and to compete effectively, we must continually introduce new products that achieve market acceptance.

        The emerging market for communications equipment in developing countries is characterized by rapid technological developments, frequent new product introductions and evolving industry and regulatory standards. Our success will depend in large part on our ability to enhance our network access and switching technologies and develop and introduce new products and product enhancements that anticipate changing service provider requirements and technological developments. We may need to make substantial capital expenditures and incur significant research and development costs to develop and introduce new products and enhancements. If we fail to timely develop and introduce new products or enhancements to existing products that effectively respond to technological change, our business, financial condition and results of operations could be materially adversely affected. From time to time, our competitors or we may announce new products or product enhancements, technologies or services that have the potential to replace or shorten the life cycles of our products and that may cause customers to defer purchasing our existing products, resulting in inventory obsolescence. Future technological advances in the communications industry may diminish or inhibit market acceptance of our existing or future products or render our products obsolete.

        Even if we are able to develop and introduce new products, they may not gain market acceptance. Market acceptance of our products will depend on various factors including:

  •
  our ability to obtain necessary approvals from regulatory organizations;

  •
  the perceived advantages of the new products over competing products;

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  our ability to attract customers who have existing relationships with our competitors;

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  product cost relative to performance; and

  •
  the level of customer service available to support new products.

        Specifically, sales of PAS, our wireless access system, will depend in part upon consumer acceptance of the mobility limitations of this service relative to other wireless service systems, such as

GSM or CDMA. If our existing or new products fail to achieve market acceptance for any reason, our business could be seriously harmed.

Our business will suffer if we are unable to deliver quality products on a timely and cost effective basis.

        Our operating results depend on our ability to manufacture products on a timely and cost effective basis. In the past, we have experienced reductions in yields as a result of various factors, including defects in components and human error in assembly. If we experience deterioration in manufacturing performance or a delay in production of any of our products, we could experience delays in shipments and cancellations of orders. Moreover, networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. In addition, our products are often embedded in or deployed in conjunction with service providers' products, which incorporate a variety of components produced by third parties. As a result, when a problem occurs, it may be difficult to identify the source of the problem. These problems may cause us to incur significant warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, any one of which could harm our business.

        We contract with third parties in China to undertake high volume manufacturing and assembly of our handsets. In addition, we sometimes use third parties for high volume assembly of circuit boards. We do not have any long-term contracts with these third party manufacturers, and in the event that these manufacturers are unable or unwilling to continue to manufacture our products, we may be unable to secure alternative manufacturers or could experience delays in qualifying new manufacturers.

We depend on some sole source and other key suppliers for handsets, base stations, components and materials used in our products, and if these suppliers fail to provide us with adequate supplies of high quality products at competitive prices, our competitive position, reputation and business could be harmed.

        Some components and materials used in our products are purchased from a single supplier or a limited group of suppliers. If any supplier is unwilling or unable to provide us with high quality components and materials in the quantities required and at the costs specified by us, we may not be able to find alternative sources on favorable terms, in a timely manner, or at all. Our inability to obtain or to develop alternative sources if and as required could result in delays or reductions in manufacturing or product shipments. Moreover, these suppliers may delay product shipments or supply us with inferior quality products. If any of these events occur, our competitive position, reputation and business could suffer.

        Our ability to source a sufficient quantity of high quality components used in our products may be limited by China's import restrictions and duties. We require a significant number of imported components to manufacture our products in China. Imported electronic components and other imported goods used in the operation of our business are subject to a variety of permit requirements, approval procedures, import duties and registration requirements. Non-payment of required import duties could subject us to penalties and fines and could adversely affect our ability to manufacture and sell our products in China. In addition, import duties increase the cost of our products and may make them less competitive.

        In particular, components of our PAS system include the handset used by subscribers to make and receive mobile telephone calls and the base station unit. Our inability to obtain a sufficient number of high quality components and assemblies for handsets and base stations could severely harm our business. From time to time, there has been a worldwide shortage of handsets, and there currently exists a shortage of low-priced handsets, which we have found to be popular with many consumers in

China. We have only used third parties to assemble and manufacture handsets in China for us for a limited period of time. These manufacturers may be unable to produce adequate quantities of high-quality handsets to meet the demand of our customers. In addition, we may be unable to obtain adequate quantities of base stations and may be unable to find alternative sources on favorable terms, in a timely manner, or at all. Our inability to obtain or to develop alternative sources if and as required could result in delays or reductions in manufacturing or product shipments.

If we are unable to expand our direct sales operation in China and indirect distribution channels elsewhere or successfully manage our expanded sales organization, our operating results may suffer.

        Our distribution strategy focuses primarily on developing and expanding our direct sales organization in China and our indirect distribution channels outside of China. We may not be able to successfully expand our direct sales organization in China and the cost of any expansion may exceed the revenue generated from these efforts. Even if we are successful in expanding our direct sales organization in China, we may not be able to compete successfully against the significantly larger and better-funded sales and marketing operations of current or potential competitors. In addition, if we fail to develop relationships with significant international resellers or manufacturers' representatives, or if these resellers or representatives are not successful in their sales or marketing efforts, we may be unsuccessful in our expansion efforts outside China.

We expect average selling prices of our products to decrease which may reduce our revenues and our gross margin as a percentage of net sales, and, as a result, we must introduce new products and reduce our costs in order to maintain profitability.

        The average selling prices for communications access and switching systems and subscriber terminal products, such as handsets, in China have been declining as a result of a number of factors, including:

  •
  increased competition;

  •
  aggressive price reductions by competitors; and

  •
  rapid technological change.

        We anticipate that average selling prices of our products will decrease in the future in response to product introductions by us or our competitors or other factors, including price pressures from customers. Therefore, we must continue to develop and introduce new products and enhancements to existing products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross profit, as a percentage of net sales, to decline.

        Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to improved gross profit, as a percentage of net sales. In order to be competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in these efforts or delivering our products to market in a timely manner. Any redesign may not result in sufficient cost reductions to allow us to reduce the prices of our products to remain competitive or to improve or maintain our gross profit, as a percentage of net sales.

Shifts in our product mix may result in declines in gross profit, as a percentage of net sales.

        Our gross profit, as a percentage of net sales, varies among our product groups. Our gross profit, as a percentage of net sales, is generally higher on our access network system products and is significantly lower on our handsets. We also anticipate that the gross profit, as a percentage of net sales, may be lower for our newly developed products due to start-up costs and may improve as unit volumes increase and efficiencies can be realized. Our overall gross profit, as a percentage of net sales, has fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce manufacturing costs.

Service providers sometimes evaluate our products for long and unpredictable periods which causes the timing of purchases and our results of operations to be unpredictable.

        The period of time between our initial contact with a service provider and the receipt of an actual purchase order may span a year or more. During this time, service providers may subject our products to an extensive and lengthy evaluation process before making a purchase. The length of these qualification processes may vary substantially by product and service provider, making our results of operations unpredictable. We may incur substantial sales and marketing expenses and expend significant management effort during this process, which ultimately may not result in a sale. These qualification processes often make it difficult to obtain new customers, as service providers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources.

Our multi-national operations subject us to various economic, political, regulatory and legal risks.

        We market and sell our products in China and other markets, including Taiwan, Japan, Vietnam, India and Latin America. The expansion of our existing multi-national operations and entry into additional international markets will require significant management attention and financial resources. Multi-national operations are subject to inherent risks, including:

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  difficulties in designing products that are compatible with varying international communications standards;

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  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

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  unexpected changes in regulatory requirements or the regulatory environment;

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  changes in governmental control or influence over our customers;

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  changes to import and export regulations, including quotas, tariffs and other trade barriers;

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  delays or difficulties in obtaining export and import licenses;

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  potential foreign exchange controls and repatriation controls on foreign earnings;

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  exchange rate fluctuations and currency conversion restrictions;

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  the burdens of complying with a variety of foreign laws and regulations;

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  difficulties and costs of staffing and managing multi-national operations, including but not limited to internal control and compliance;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences; and

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  political and economic instability.

        Multi-national companies are required to establish intercompany pricing for transactions between their separate legal entities operating in different taxing jurisdictions. These intercompany transactions are subject to audit by taxing authorities in the jurisdictions in which multi-national companies operate. An additional tax liability may be incurred if it is determined that intercompany pricing was not done at arm's length. We believe we have adequately estimated and recorded our liability arising from intercompany pricing, but an additional tax liability may result from audits of our intercompany pricing policies.

        In markets outside of China, we rely on a number of original equipment manufacturers, or OEMs, and third-party distributors and agents to market and sell our network access products. If these OEMs, distributors or agents fail to provide the support and effort necessary to service developing markets effectively, our ability to maintain or expand our operations outside of China will be negatively impacted. We may not successfully compete in these markets, our products may not be accepted and we may not successfully overcome the risks associated with international operations.

        Moreover, in less developed markets we may face additional risks, such as inconsistent infrastructure support, unstable political and economic environments, and lack of a secure environment for our personnel, facilities and equipment. We have in the past experienced cases of vandalism and armed theft of our equipment that had been or was being installed in the field. If disruptions for any of these reasons become too severe in any particular market, it may become necessary for us to terminate contracts and withdraw from that market and suffer the associated costs and lost revenue.

        Due to the multi-national nature of our business and operations, we are subject to regulation in multiple governmental jurisdictions. Furthermore, as a result of the heavily regulated nature of the markets in which we operate, we are continually subject to the risk of governmental investigations regarding our compliance with the rules and regulations of such jurisdictions. Should we become subject to any such investigations, there may be significant and unanticipated expenses, and risks such as the distraction of our key employees and disruptions to our operations. Such expenses and risks may result even in the event that such investigations are decided in our favor and no instances of non-compliance are found.

We are subject to risks relating to currency exchange rate fluctuations.

        We are exposed to foreign exchange rate risk because our sales to China are denominated in Renminbi and portions of our accounts payable are denominated in Japanese Yen. Due to the limitations on converting Renminbi, we are limited in our ability to engage in currency hedging activities in China. Although the impact of currency fluctuations of Renminbi to date has been insignificant, fluctuations in currency exchange rates in the future may have a material adverse effect on our results of operations.

Our failure to meet international and governmental product standards could be detrimental to our business.

        Many of our products are required to comply with numerous government regulations and standards, which vary by market. As standards for products continue to evolve, we will need to modify our products or develop and support new versions of our products to meet emerging industry standards, comply with government regulations and satisfy the requirements necessary to obtain approvals. Our inability to obtain regulatory approval and meet established standards could delay or prevent our entrance into or force our departure from particular markets.

Our recent growth has strained our resources, and if we are unable to manage and sustain our growth, our operating results will be negatively affected.

        We have recently experienced a period of rapid growth and anticipate that we must continue to expand our operations to address potential market opportunities. If we fail to implement or improve systems or controls or to manage any future growth and expansion effectively, our business could suffer.

        Our expansion has placed and will continue to place a significant strain on our management, operational, financial and other resources. To manage our growth effectively, we will need to take various actions, including:

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  enhancing management information systems and forecasting procedures;

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  further developing our operating, administrative, financial and accounting systems and controls;

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  maintaining close coordination among our engineering, accounting, finance, marketing, sales and operations organizations;

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  expanding, training and managing our employee base; and

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  expanding our finance, administrative and operations staff.

We may not be able to sustain profitability.

        We may not be able to remain profitable in future periods. We anticipate continuing to incur significant sales and marketing, research and development and general and administrative expenses and, as a result, we will need to generate higher revenues to remain profitable. Numerous factors could negatively impact our results of operations, including a decrease in sales, price pressures and significant fixed costs. Our past results should not be relied on as an indication of our future performance.

Our success is dependent on continuing to hire and retain qualified personnel, and if we are not successful in attracting and retaining these personnel, our business would be harmed.

        The success of our business depends in significant part upon the continued contributions of key technical and senior management personnel, many of whom would be difficult to replace. In particular, our success depends in large part on the knowledge, expertise and services of Hong Liang Lu, our Chairman of the Board, President and Chief Executive Officer, and Ying Wu, our Executive Vice President and Chief Executive Officer of China Operations. The loss of any key employee, the failure of any key employee to perform satisfactorily in his or her current position or our failure to attract and retain other key technical and senior management employees could have a significant negative impact on our operations.

        To effectively manage our recent growth as well as any future growth, we will need to recruit, train, assimilate, motivate and retain qualified employees. Competition for qualified employees is intense, and the process of recruiting personnel with the combination of skills and attributes required to execute our business strategy can be difficult, time-consuming and expensive. We are actively searching for research and development engineers and sales and marketing personnel, who are in short supply. Additionally, we have a need for and have experienced difficulty in finding qualified accounting personnel knowledgeable in U.S. and China accounting standards who are resident in China. If we fail to attract, hire, assimilate or retain qualified personnel, our business would be harmed.

        Competitors and others have in the past and may in the future attempt to recruit our employees. In addition, companies in the telecommunications industry whose employees accept positions with competitors frequently claim that the competitors have engaged in unfair hiring practices. We may be the subject of these types of claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation and disruption to our operations. We could incur substantial costs in defending ourselves against these claims, regardless of their merit.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute our stockholders and harm our operating results.

        We may acquire other businesses, products and technologies. For example, on May 23, 2003, we purchased certain assets and liabilities of the CommWorks division of 3Com Corporation for

$100.0 million in cash. In addition, during 2002 we acquired Issanni, a remote access server and local access technology company and assets and intellectual property of Shanghai Yi Yun, a provider of synchronous digital hierarchy transmission equipment. Any anticipated benefits of an acquisition may not be realized. We have in the past and will continue to evaluate acquisition prospects that would complement our existing product offerings, augment our market coverage, enhance our technological capabilities, or that may otherwise offer growth opportunities. Acquisitions may result in dilutive issuances of equity securities, use of our cash resources, the incurrence of debt and the amortization of expenses related to intangible assets. In addition, acquisitions involve numerous risks, including difficulties in the assimilation of operations, technologies, products and personnel of the acquired company, diversion of management's attention from other business concerns, risks of entering markets in which we have no direct or limited prior experience, and the potential loss of key employees of the acquired company.

We may be unable to adequately protect our intellectual property which could substantially harm our business.

        We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations to protect our technology. We have applied for patents in the United States, three of which have been issued. We have also filed patent applications in other countries. Additional patents may not be issued from our pending patent applications and our issued patents may not be upheld. In addition, we have, from time to time, chosen to abandon previously filed applications. Moreover, we have not yet obtained, and may not be able to obtain, patents in China on our products or the technology that we use to manufacture our products. Our subsidiaries and joint ventures in China rely upon our trademarks, technology and know-how to manufacture and sell our products. We cannot guarantee that these and other intellectual property protection measures will be sufficient to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. In addition, the legal systems of many foreign countries, including China, do not protect intellectual property rights to the same extent as the legal system of the United States.

We may be subject to claims that we infringe the intellectual property of others, which could substantially harm our business.

        The industry in which we compete is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights. From time to time, we have become aware of the possibility or have been notified that we may be infringing certain patents or other intellectual property rights of others. Regardless of their merit, responding to such claims could be time consuming, divert management's attention and resources and cause us to incur significant expenses.

        We may, in the future, become subject to litigation to defend against claimed infringements of the rights of others or to determine the scope and validity of the proprietary rights of others. Future litigation may also be necessary to enforce and protect our trade secrets and other intellectual property rights. Any intellectual property litigation or threatened intellectual property litigation could be costly, and adverse determinations or settlements could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from or pay royalties to third parties which may not be available on commercially reasonable terms, if at all, and/or prevent us from manufacturing or selling our products, which could cause disruptions to our operations or the markets in which we compete.

        In the event that there is a successful claim of infringement against us and we fail to develop non-infringing technology or license the propriety rights on commercially reasonable terms and conditions, our business, results of operations or financial condition could be materially and adversely impacted.

Business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan. Our headquarters facility in the State of California was subject to electrical blackouts as a consequence of a shortage of available electrical power. In the event these blackouts resume, they could disrupt the operations at our headquarters. In addition, we do not carry sufficient business interruption insurance to compensate us for losses that may occur and any losses or damages incurred by us could have a material adverse effect on our business.

We are exposed to fluctuations in the values of our portfolio investments.

        We maintain an investment portfolio of various holdings, types, and maturities. Part of this portfolio includes equity investments in publicly traded companies, the value of which are subject to market price volatility. Recent events have adversely affected the public equities market and general economic conditions may continue to worsen. Should the fair value of our publicly traded equity investments decline below their cost basis in a manner deemed to be other-than-temporary, it may become necessary for us to take an impairment charge.

        We have also invested in several privately held companies as well as investment funds which invest primarily in privately held companies, many of which can still be considered in the start-up or development stages. These investments are inherently risky, as the market for the technologies or products they have under development are typically in the early stages and may never materialize. We could lose our entire initial investment in these companies and investment funds.

If we seek to secure additional financing we may not be able to do so. If we are able to secure additional financing our stockholders may experience dilution of their ownership interest or we may be subject to limitations on our operations.

        We currently anticipate that our available cash resources, which include existing cash and cash equivalents, short-term investments and cash from operations, will be sufficient to meet our anticipated needs for working capital and capital expenditure during the next 12 months. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we may need to raise additional funds to develop new or enhanced products, respond to competitive pressures, take advantage of acquisition opportunities or raise capital for strategic purposes. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest, and the newly issued securities may have rights superior to those of common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations.

We have been named as a defendant in securities litigation.

        We, and various underwriters for our initial public offering are defendants in a putative shareholder class action. The complaint alleges undisclosed improper underwriting practices concerning the allocation of IPO shares, in violation of the federal securities laws. Similar complaints have been filed concerning the IPOs of more than 300 companies, and the litigation has been coordinated in federal court for the Southern District of New York as In re Initial Public Offering Securities Litigation, 21 MC 92. We believe we have meritorious defenses to the claims against us and intend to defend the litigation vigorously. However, as litigation is by its nature uncertain, an unfavorable resolution of the lawsuit could have a material adverse effect on our business, results of operations, or financial condition. A proposal to settle the action has been made, and the Company is currently engaged in settlement discussions. However, at this stage there can be no assurance that any settlement will be effectuated.

Risks Relating to the Structure and Regulation of
China's Telecommunications Industry

China's telecommunications industry is subject to extensive government regulation.

        China's telecommunications industry is heavily regulated by the Ministry of Information Industry. The Ministry of Information Industry has broad discretion and authority to regulate all aspects of the telecommunications and information technology industry in China, including managing spectrum bandwidths, setting network equipment specifications and standards and drafting laws and regulations related to the electronics and telecommunications industries. Additionally, the Ministry of Information Industry can unilaterally, or in concert with other relevant authorities, decide what types of equipment may be connected to the national telecommunications networks, the forms and types of services that may be offered to the public, the rates that are charged to subscribers for those services and the content of material available in China over the Internet. If the Ministry of Information Industry sets standards with which we are unable to comply or which render our products noncompetitive, our ability to sell products in China may be limited, resulting in substantial harm to our operations.

        At the end of May 2000, we became aware of an internal notice, circulated within the Ministry of Information Industry, announcing a review of PHS-based telecommunications equipment for future installation into China's telecommunications infrastructure. The Ministry of Information Industry requested service providers to temporarily halt new deployments of PHS-based telecommunications equipment, including our PAS systems and handsets, pending conclusion of a review by the Ministry of Information Industry. Subsequently, at the end of June 2000, the Ministry of Information Industry issued a notice stating that it had concluded its review of PHS-based equipment and that the continued deployment of PHS-based systems, such as our PAS systems and handsets, in China's county-level cities, towns and villages would be permitted. In addition, the notice stated that deployments within large and medium-sized cities would only be allowed in very limited areas of dense population, such as campuses, commercial buildings and special development zones. The notice confirmed, however, that new citywide deployments of our PAS system in large and medium cities would not be permitted. Failure of the Ministry of Information Industry to permit the sale or deployment of our PAS systems and handsets, or the sale or deployment of our other products, or the imposition of additional limitations on their sale in the future could have a material adverse effect on our business and financial condition. The Ministry of Information Industry may conduct further reviews or evaluations of PHS-based telecommunications equipment or may change its position regarding PHS-based systems in the future.

China's telecommunications regulatory framework is in the process of being developed, which has led to uncertainties regarding how to conduct our business in China.

        China does not yet have a national telecommunications law. However, to provide a uniform regulatory framework for the telecommunication industry, the Chinese government is currently preparing a draft of such a law (the "Telecommunication Law"). If and when the Telecommunication Law is adopted by the National People's Congress or its standing committee, it is expected to provide a new regulatory framework for telecommunications regulation in China. We do not yet know the final nature or scope of the regulation that would be created if the Telecommunications Law is passed. Accordingly, we cannot predict whether it will have a positive or negative effect on us or on some or all aspects of our business.

        China's telecommunications regulatory framework is in the process of being developed. In September 2000, China's State Council issued the Telecommunications Regulations of the People's Republic of China, known as the Telecom Regulations. The Telecom Regulations cover telecommunications services and market regulations, pricing, interconnection and connection, as well as telecommunications construction and security issues. In May 2001, China's Ministry of Information Industry issued the Administrative Measures of Network Access Licenses to implement the Telecom

Regulations. Regulations in this area often require subjective interpretation and, given the relative infancy of the Telecom Regulations and the implementing regulations, we do not know how the regulations will be interpreted or enforced. As a result, our attempts to comply with these regulations may be deemed insufficient by the appropriate regulatory agencies, which could subject us to penalties that adversely affect our business.

Our business may suffer as a result of the recent restructuring of China Telecom.

        In February 1999, China's State Council approved a restructuring plan for the China Telecom system, under which the telecommunications operations of the China Telecom system were separated along four business lines: fixed line, mobile, paging and satellite communications services. Following the announcement, we observed a reduction in orders from our main customers in China, the local telecommunications companies (the "Telecommunications Companies"), which we attributed to the uncertainties surrounding the restructuring and the ultimate impact the restructuring would have on the Telecommunications Companies.

        Effective in May 2002, China Telecom was split into two entities by region, northern and southern. The 10 northern provinces, municipalities and autonomous regions of China Telecom were merged with China Netcom Co. Ltd. and China Jitong Network Communications Co. Ltd. to form a new company known as China Netcom ("China Netcom"). The remaining 21 provinces, municipalities and autonomous regions now constitute the southern entity, and have kept the name of China Telecom (the "New China Telecom"). China Netcom inherited 30% of the old China Telecom's national backbone network, with the rest going to the New China Telecom. As this change is very recent, we cannot be certain what impact the restructuring of China Telecom will have on our business operations. However, we may experience another decline in orders and related revenues similar to that which we experienced following the 1999 restructuring, resulting from uncertainty among our Telecommunications Company customers associated with the restructuring. Additionally, China Telecom completed its initial public offering in November 2002, and is now publicly listed on the New York Stock Exchange. Moreover, following any restructuring, China Netcom, the New China Telecom or any other entity that may replace it as a result of any subsequent restructuring may restrict or prohibit the sales of our products, which could cause substantial harm to our business.

We do not have some of the licenses we are required to have to sell our network access products in China.

        Under China's current regulatory structure, the communications products that we offer in China must meet government and industry standards, and a network access license for the equipment must be obtained. Without the license, the equipment is not allowed to be connected to public telecommunications networks or sold in China. Moreover, we must ensure that the quality of the telecommunications equipment for which we have obtained a network access license is stable and reliable, and may not lower the quality or performance of other installed licensed products. China's State Council's product quality supervision department, in concert with China's Ministry of Information Industry, performs spot checks to track and supervise the quality of licensed telecommunications equipment and publishes the results of such spot checks.

        The regulations implementing these requirements are not very detailed, have not been applied by a court and may be interpreted and enforced by regulatory authorities in a number of different ways. We have obtained the required network access licenses for our AN-2000B platform. We have also obtained a probationary network access license for our mSwitch product, and after the trial period, an official network access license will be issued if the trial demonstrates that mSwitch satisfies all the applicable government and industry standards. We have applied for, but have not yet received, a network access license for our PAS systems and handsets. Based upon conversations with China's Ministry of Information Industry, we understand that our PAS systems and handsets are considered to still be in the trial period and that sales of our PAS systems and handsets may continue to be made by us during this trial period, but a license will ultimately be required. Network access licenses will also be required for most additional products that we are selling or may sell in China, including our mSwitch platform. If we fail to obtain the required licenses, we could be prohibited from making further sales of the unlicensed products, including our PAS systems and handsets, in China, which would substantially harm our business, financial condition and results of operations. Our counsel in China has advised us that China's governmental authorities may interpret or apply the regulations with respect to which licenses are required and the ability to sell a product while a product is in the trial period in a manner that is inconsistent with the information received by our counsel in China, either of which could have a material adverse effect on our business, financial condition and results of operations.

We are required to register the software incorporated in our products in accordance with relevant Chinese regulations.

        In October 2000, the Ministry of Information Industry issued regulations which prohibit the production and sale of software products, or products incorporating software, in China unless the software is registered with the government. We have accomplished the necessary registration with regards to the software incorporated in our AN-2000, PAS and mSwitch products. However, additional registration is required for software incorporated in additional products that we are selling or may sell in China. Based upon verbal advice received from the Ministry of Information Industry, we believe that we will be able to sell products incorporating our software while any of our applications for registration may be pending. However, the Chinese government may interpret or apply the regulations in such a way as to prohibit sales of products incorporating our unregistered software prior to registration. If the government prohibits sales pending registration, or if we fail in our efforts to register any software required to be registered, we could be prohibited from making further sales of products incorporating our unregistered software in China, which could substantially harm our business and financial condition.

Most of our customers in China have historically been part of the China Telecom system and under China Telecom's ultimate control; following the recent restructuring of China Telecom, most of our customers in China are now part of the New China Telecom or China Netcom, and are subject to their ultimate control.

        Our main customers in China are the local Telecommunications Companies (formerly known as Telecommunications Bureaus) which historically operated under China Telecom, China's state-owned fixed line operator, and were subject to its ultimate control. Following the recent restructuring of China Telecom, the Telecommunications Companies now operate under the ultimate control of either the New China Telecom or China Netcom. China Telecom completed its initial public offering in November 2002, and is listed on the New York Stock Exchange. Policy statements may be issued and decisions may be made by New China Telecom and China Netcom, which govern the equipment purchasing decisions of most of our customers in China. For example, in late 1999, China Telecom prohibited all Telecommunications Companies from purchasing PHS systems, such as our PAS systems, for implementation in large cities, even before these sales were prohibited by China's Ministry of Information Industry. As most of our sales are generated from our operations in China, any decisions by the New China Telecom or China Netcom restricting or prohibiting the sales or deployment of our products could cause significant harm to our business.

Our customer base in China could effectively become increasingly concentrated if more purchasing decisions are coordinated or made by provincial or greater regional telecommunications service entities rather than by local telecommunications service providers.

        We have historically considered local telecommunications service providers serving municipalities and counties to be our primary customers in China. Recently, however, the provincial-level telecommunications service entity in the Zhejiang province of China has begun to consolidate telecommunications purchasing decisions for that province. As a result of this trend in the Zhejiang province, we have grouped all customers in Zhejiang province together and have treated these as one customer for the three months ended March 31, 2003 and the comparative periods presented. For the three months ended March 31, 2003, sales to Zhejiang province did not account for 10% or more of our consolidated net sales. For the three months ended March 31, 2002, sales to Zhejiang province accounted for 24% of our net sales. At March 31, 2003, we have approximately nineteen customers in Zhejiang province.

        Whether this represents the beginning of a greater trend throughout China towards increased consolidation of negotiations and purchasing decisions into the control of provincial-level telecommunications service entities is unclear. If an increasing number of purchasing decisions and negotiations are controlled on a larger regional level in China by provincial-level telecommunications service entities, this would effectively result in a concentration of our customer base. Our financial results may increasingly depend in significant part upon the success of a few major customers and our ability to meet their future capital equipment needs. Although the composition of the group comprising our largest customers may vary from period to period, the loss of a significant customer or any reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the telecommunications industry, may have a material adverse effect on our business, financial condition and results of operations. In addition to the business risks associated with dependence on major customers, significant customer concentration may also result in significant concentrations of accounts receivable. Significant and concentrated receivables would expose us to additional risks, including the risk of default by one or more customers representing a significant portion of our total receivables. If we are required to take additional accounts receivable reserves, our business, financial condition and results of operations would be materially adversely affected.

Our ability to sell our PAS wireless systems and handsets could be significantly impaired if the New China Telecom or China Netcom are granted, or if they otherwise acquire, mobile licenses allowing the New China Telecom or China Netcom to deliver cellular services.

        The New China Telecom and China Netcom hold and operate the fixed line telephone and data communications assets in China, and currently do not have the licenses necessary to offer cellular services. To offer wireless services to end users, the Telecommunications Companies must offer services that can be delivered over wireline networks, such as those delivered over our PAS wireless systems and handsets. China's media sources have widely reported that after the restructuring of China Telecom, China's Ministry of Information Industry may grant mobile licenses to New China Telecom or China Netcom, or to both. If China's Ministry of Information Industry does grant a mobile license to New China Telecom or China Netcom, or to both, or if such entities otherwise acquire mobile licenses, local Telecommunications Companies will be free to offer cellular services such as GSM or CDMA to their customers, and they may therefore elect not to deploy our PAS systems and handsets. If this were to occur, we could lose current and potential customers for our PAS systems and handsets, and our financial condition and results of operations could be materially adversely affected.

Changes in telecommunications rates or pricing policies may result in decreased demand for our products.

        In November 2000, China's Ministry of Information Industry announced significant changes in rates for telecommunications services in China. While long distance, international, leased line and Internet connection fees were cut by up to 70%, the rates for local telephone services, which include certain types of wireless access services such as those offered over our PAS systems and handsets, were increased, from approximately $0.01 per minute to approximately $0.02 per minute. The increase in rates may result in a reduced demand by end users for wireless services delivered over our PAS system and a corresponding decline in demand for our products. In addition, mobile operators are offering price incentive plans that could impact demand for our products. Additionally, China's Ministry of Information Industry may implement future rate changes for wireline or wireless services in China or change telecommunications pricing policies, including allowing carriers to set prices based on market conditions, any of which may lead to reduced demand for our systems and products and result in a material adverse effect on our business or results of operations.

Promotional or incentive programs offered by mobile operators such as China Mobile and China Unicom may adversely impact the competitiveness and pricing of our PAS Systems and related products.

        The official tariffs and per-minute usage rates charged to mobile users in China are generally set by the Ministry of Information Industry and the National Development and Reform Commission, and are usually adhered to by mobile operators. However, from time to time, certain mobile operators such as China Mobile and China Unicom have offered special promotional pricing or incentives to customers, such as free incoming calls or free mobile-to-mobile calls. The continued use of such incentive programs by mobile operators may adversely impact the competitiveness and pricing of our PAS Systems and related products and their rollout by New China Telecom and China Netcom. Such incentive programs may continue or be expanded in the future. We cannot be certain as to what impact such incentive programs may have on our financial condition. However, it is possible that the continuation or expansion of such programs may have a material adverse effect on our business or results of operations.

Risks Relating to Conducting Operations in China

Sales in China have accounted for most of our sales, and therefore, our business, financial condition and results of operations are to a significant degree subject to economic, political and social events in China.

        Approximately $268.9 million, or 81.4% and $167.2 million or 91.0%, of our net sales in the three months ending March 31, 2003 and 2002, respectively occurred in China. Additionally, a substantial portion of our fixed assets are located in China. Of our total fixed assets, approximately 96.8% and 87.8%, as of March 31, 2003 and December 31, 2002, respectively, were in China. We expect to make further investments in China in the future. Therefore, our business, financial condition and results of operations are to a significant degree subject to economic, political, social and other events in China.

Devaluation in the value of the Renminbi and fluctuations in exchange rates could adversely affect our financial results.

        Exchange rate fluctuations could have a substantial negative impact on our financial condition and results of operations. We purchase substantially all of our materials in the United States and Japan and a significant portion of our cost of goods sold is incurred in U.S. dollars and Japanese yen. A significant portion of our operating expenses is incurred in U.S. dollars. At the same time, most of our sales are denominated in Renminbi. The value of the Renminbi is fixed by China's national government and is subject to changes in China's governmental policies and to international economic and political developments. China may choose to devalue the Renminbi against the U.S. dollar. Additionally, China's government has considered from time to time whether to partially or fully abandon the official exchange rate for Renminbi to the U.S. dollar. The abandonment of this official exchange rate policy may lead to sharp depreciation of the Renminbi against the U.S. dollar and other foreign currencies and to significantly more volatility in the Renminbi exchange rate in the future, both of which would adversely affect our financial results and make our future results more subject to fluctuation.

        In the past, financial markets in many Asian countries have experienced severe volatility and, as a result, some Asian currencies have experienced significant devaluation from time to time. The devaluation of some Asian currencies may have the effect of rendering exports from China more expensive and less competitive and therefore place pressure on China's government to devalue the Renminbi. Any devaluation of the Renminbi could result in an increase in volatility of Asian currency and capital markets. Future volatility of Asian financial markets could have an adverse impact on our ability to expand our product sales into Asian markets outside of China. Moreover, due to the limitations on the convertibility of Renminbi, we are limited in our ability to engage in currency hedging activities in China and do not currently engage in currency hedging activities with respect to international sales outside of China.

Currency restrictions in China may limit the ability of our subsidiaries and joint ventures in China to obtain and remit foreign currency necessary for the purchase of imported components and may limit our ability to obtain and remit foreign currency in exchange for Renminbi earnings.

        China's government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Under the current foreign exchange control system, sufficient foreign currency may not be available to satisfy our currency needs. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries to obtain and remit sufficient foreign currency to pay dividends to us, or otherwise satisfy their foreign currency denominated obligations, such as payments to us for components which we export to them and for technology licensing fees. We may also experience difficulties in completing the administrative procedures necessary to obtain and remit needed foreign currency. Our business could be substantially harmed if we are unable to convert and remit our sales received in Renminbi into U.S. dollars. Under existing foreign exchange laws, Renminbi held by our China subsidiaries can be converted into foreign currencies and remitted out of China to pay current account items such as payments to suppliers for imports, labor services, payment of interest on foreign exchange loans and distributions of dividends so long as the subsidiaries have adequate amounts of Renminbi to purchase the foreign currency. Expenses of a capital nature such as the repayment of bank loans denominated in foreign currencies, however, require approval from appropriate governmental authorities before Renminbi can be used to purchase foreign currency and then remitted out of China. This system could be changed at any time by executive decision of China's State Council to impose limits on current account convertibility of the Renminbi or other similar restrictions. Moreover, even though the Renminbi is intended to be freely convertible under the current account, the State Administration of Foreign Exchange, which is responsible for administering China's foreign currency market, has a significant degree of administrative discretion in implementing the laws. From time to time, the State Administration of Foreign Exchange has used this discretion in ways which effectively limit the convertibility of current account payments and restrict remittances out of China. Furthermore, in many circumstances the State Administration of Foreign Exchange must approve foreign currency conversions and remittances. Under the current foreign exchange control system, sufficient foreign currency may not be available at a given exchange rate to satisfy our currency demands.

China subjects foreign investors in the telecommunications industry to ownership and geographic limitations.

        China's government and its agencies, including China's Ministry of Information Industry and China's State Council, regulate foreign investment in the telecommunications industry through the promulgation of various laws and regulations and the issuance of various administrative orders and decisions. Currently, foreign investors may engage in such activities only in accordance with certain ownership and geographic limitations. China may promulgate new laws or regulations, or issue administrative or judicial decisions or interpretations, which would further restrict or bar foreigners from engaging in telecommunications-related activities. The promulgation of laws or regulations or the issuance of administrative orders or judicial decisions or interpretations restricting or prohibiting telecommunications activities by foreigners could have a substantial impact on our ongoing operations.

Governmental policies in China could impact our business.

        Since 1978, China's government has been and is expected to continue reforming its economic and political systems. These reforms have resulted in and are expected to continue to result in significant economic and social development in China. Many of the reforms are unprecedented or experimental and may be subject to change or readjustment due to a number of political, economic and social factors. We believe that the basic principles underlying the political and economic reforms will continue to be implemented and provide the framework for China's political and economic system. New reforms or the readjustment of previously implemented reforms could have a significant negative effect on our operations. Changes in China's political, economic and social conditions and governmental policies which could have a substantial impact on our business include:

  •
  new laws and regulations or the interpretation of those laws and regulations;

  •
  the introduction of measures to control inflation or stimulate growth;

  •
  changes in the rate or method of taxation;

  •
  the imposition of additional restrictions on currency conversion and remittances abroad; and

  •
  any actions which limit our ability to develop, manufacture, import or sell our products in China, or to finance and operate our business in China.

Economic policies in China could impact our business.

        The economy of China differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development in various respects such as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, self-sufficiency, rate of inflation and balance of payments position. In the past, the economy of China has been primarily a planned economy subject to one- and five-year state plans adopted by central government authorities and largely implemented by provincial and local authorities, which set production and development targets.

        Since 1978, increasing emphasis had been placed on decentralization and the utilization of market forces in the development of China's economy. Economic reform measures adopted by China's government may be inconsistent or ineffectual, and we may not in all cases be able to capitalize on any reforms. Further, these measures may be adjusted or modified in ways which could result in economic liberalization measures that are inconsistent from time to time or from industry to industry or across different regions of the country. China's economy has experienced significant growth in the past decade. This growth, however, has been accompanied by imbalances in China's economy and has resulted in significant fluctuations in general price levels, including periods of inflation. China's government has implemented policies from time to time to increase or restrain the rate of economic growth, control periods of inflation or otherwise regulate economic expansion. While we may be able to benefit from the effects of some of these policies, these policies and other measures taken by China's government to regulate the economy could also have a significant negative impact on economic conditions in China with a resulting negative impact on our business.

China's entry into the World Trade Organization creates uncertainty as to the future economic and business environments in China.

        China's entry into the WTO was approved in September 2001. Entry into the WTO will require China to further reduce tariffs and eliminate non-tariff barriers, which include quotas, licenses and other restrictions by 2005 at the latest. While China's entry into the WTO and the related relaxation of trade restrictions may lead to increased foreign investment, it may also lead to increased competition in China's markets from international companies. China's entry into the WTO could have a negative impact on China's economy with a resulting negative impact on our business.

If tax benefits available to our subsidiaries located in China are reduced or repealed, our business could suffer.

        Our subsidiaries and joint ventures located in China enjoy tax benefits in China which are generally available to foreign investment enterprises, including full exemption from national enterprise income tax for two years starting from the first profit-making year and/or a 50% reduction in national income tax rate for the following three years. In addition, local enterprise income tax is often waived or reduced during this tax holiday/incentive period. Under current regulations in China, foreign investment enterprises that have been accredited as technologically advanced enterprises are entitled to additional tax incentives. These tax incentives vary in different locales and could include preferential national enterprise income tax treatment at 50% of the usual rates for different periods of time. All of our active subsidiaries in China were accredited as technologically advanced enterprises. The tax holidays applicable to our wholly-owned subsidiaries, UTStarcom China and HUTS, which together accounted for approximately 63.2% of our revenues in the first quarter of 2003, expired at the end of 2002 and 2001, respectively. The tax holidays were not extended for the entities, and for 2003, the national enterprise tax rates were increased from 7.5% to 15% and from 10% to 15%, respectively, which could negatively impact our financial condition and results of operations. During the fourth quarter of 2002, we formed a new entity, Hangzhou UTStarcom Telecom Co., Ltd., to manufacture and sell handsets. This entity will benefit from a two-year national enterprise income tax exemption from the first profit-making year, and a 50% national enterprise income tax reduction in the following three years. The Chinese government is considering the imposition of "unified" corporate income tax that would phase out, over time, the preferential tax treatment to which foreign investment enterprises, such as UTStarcom, are currently entitled. While it is not certain whether the government will implement such a unified tax structure or whether, if implemented, UTStarcom will be grandfathered into the new tax structure, if the new tax structure is implemented, it will adversely affect our financial condition.

China's legal system embodies uncertainties that could negatively impact our business.

        China has a civil law system. Decided court cases do not have binding legal effect on future decisions. Since 1979, many new laws and regulations covering general economic matters have been promulgated in China. Despite this activity to develop the legal system, China's system of laws is not yet complete. Even where adequate law exists in China, enforcement of existing laws or contracts based on existing law may be uncertain and sporadic and it may be difficult to obtain swift and equitable enforcement, or to obtain enforcement of a judgment by a court of another jurisdiction. The relative inexperience of China's judiciary in many cases creates additional uncertainty as to the outcome of any litigation. Further, interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Moreover, government policies and internal rules promulgated by governmental agencies may not be published in time, or at all. As a result, we may operate our business in violation of new rules and policies without having any knowledge of their existence.

        China has adopted a broad range of related laws, administrative rules and regulations that govern the conduct and operations of foreign investment enterprises and restrict the ability of foreign companies to conduct business in China. These laws, rules and regulations provide some incentives to encourage the flow of investment into China, but also subject foreign companies, and foreign investment enterprises, including our subsidiaries in China, to a set of restrictions that may not always apply to domestic companies in China. As a result of its admission into the WTO, China is increasingly according foreign companies and foreign investment enterprises established in China the same rights and privileges as Chinese domestic companies. These special laws, administrative rules and regulations governing foreign companies and foreign investment enterprises may still place us and our subsidiaries at a disadvantage in relation to Chinese domestic companies and may adversely affect our competitive position. Moreover, as China's legal system develops, the promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors and companies. Many of our activities and products in China are subject to administrative review and approval by various national and local agencies of China's government. Because of the changes occurring in China's legal and regulatory structure, we may not be able to secure the requisite governmental approval for our activities and products. Failure to obtain the requisite government approval for any of our activities or products could substantially harm our business.

New manufacturing facility.

        We have purchased the rights to use 49 acres of land located in Zhejiang Science and Technology Industry Garden of Hangzhou Hi-tech Industry Development Zone. As of March 31, 2003, we have completed the foundation and groundwork and have commenced construction of the building. We expect that construction of the new facility will be completed in 2003 or 2004 at a projected cost of approximately $95.6 million. Capital expenditures for the facility were $38.6 million in 2002 and $5.2 million in the three months ended March 31, 2003. If we are unable to complete the construction on a timely basis our business may be harmed.

RISKS RELATING TO OUR STOCK PERFORMANCE AND
CONVERTIBLE DEBT SECURITIES

Our stock price is highly volatile.

        The trading price of our common stock has fluctuated significantly since our initial public offering in March 2000. Our stock price could be subject to wide fluctuations in the future in response to many events or factors, including those discussed in the preceding risk factors relating to our operations, as well as:

  •
  actual or anticipated fluctuations in operating results, actual or anticipated gross profit as a percentage of net sales, levels of inventory, our actual or anticipated rate of growth and our actual or anticipated earnings per share;

  •
  changes in expectations as to future financial performance or changes in financial estimates or buy/sell recommendations of securities analysts;

  •
  changes in governmental regulations or policies in China, such as the temporary suspension of sales of our PAS systems that occurred in May and June of 2000, which caused our stock price to drop;

  •
  our, or a competitor's, announcement of new products, services or technological innovations;

  •
  the operating and stock price performance of other comparable companies; and

  •
  news and commentary emanating from the media, securities analysts, and government bodies in China relating to UTStarcom and to the industry in general.

        General market conditions and domestic or international macroeconomic factors unrelated to our performance may also affect our stock price. For these reasons, investors should not rely on recent trends to predict future stock prices or financial results. In addition, following periods of volatility in a company's securities, securities class action litigation against a company is sometimes instituted. This type of litigation could result in substantial costs and the diversion of management time and resources.

Softbank Corp. and its related entities, including Softbank America Inc., has significant influence over our management and affairs, which it could exercise against your best interests.

        SOFTBANK CORP. and its related entities, including SOFTBANK America Inc., beneficially owned approximately 14.4% of our outstanding stock as of June 30, 2003. As a result, SOFTBANK CORP. and its related entities, including SOFTBANK America Inc., have the ability to exercise influence over all matters submitted to our stockholders for approval and exert significant influence over our management and affairs. This concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our company, which could decrease the market price of our common stock. Matters that could require stockholder approval include:

  •
  election and removal of directors;

  •
  merger or consolidation of our company; and

  •
  sale of all or substantially all of our assets.

        The interests of SOFTBANK America Inc. may not always coincide with our interests. SOFTBANK America Inc., acting through its designees on our board of directors and through its ownership of voting securities, will have the ability to exercise significant influence over our actions irrespective of the desires of our other stockholders or directors.

        SOFTBANK has entered into an agreement with us not to offer, sell or otherwise dispose of our common stock prior to March 7, 2004, subject to a number of exceptions.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover, even if the transaction would benefit our stockholders.

        Other companies may seek to acquire or merge with us. An acquisition or merger of our company could result in benefits to our stockholders, including an increase in the value of our common stock. Some provisions of our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

  •
  authorizing the board of directors to issue additional preferred stock;

  •
  prohibiting cumulative voting in the election of directors;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholder action by written consent;

  •
  creating a classified board of directors pursuant to which our directors are elected for staggered three year terms; and

  •
  establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted on by stockholders at stockholder meetings.

The convertible debt securities rank below our senior debt and liabilities of our subsidiaries, and we may be unable to repay our obligations under the notes.

        The convertible debt securities (the "notes") are unsecured and subordinated in right of payment in full to all of our existing and future senior debt. Because the notes are subordinated to our senior debt, in the event of (i) our liquidation or insolvency, (ii) a payment default on our designated senior debt, (iii) a covenant default on our designated senior debt, or (iv) acceleration of the notes due to an event of default, we will make payments on the notes only after our senior debt has been paid in full. After paying our senior debt in full, we may not have sufficient assets remaining to pay any or all amounts due on the notes.

        The notes are obligations exclusively of UTStarcom. Since substantially all of UTStarcom's operations are conducted through subsidiaries, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and the distribution of those earnings to us. Our subsidiaries are separate legal entities and have no obligation to make any payments on the notes or make any funds available for payment on the notes, whether by dividends, loans or other payments. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions and are dependent upon the earnings of our subsidiaries. Our subsidiaries do not guarantee the payment of the notes. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and your right to participate in these assets, are effectively subordinated to the claims of that subsidiary's creditors. Consequently, the notes will be effectively subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by us.

        As of March 31, 2003, (i) we had no senior debt outstanding, and (ii) our subsidiaries had no outstanding indebtedness and approximately $367.7 million of other liabilities, including trade payables, but excluding intercompany liabilities, as to which the notes would have been effectively subordinated.

Neither we nor our subsidiaries are prohibited or limited from incurring debt or acting as guarantors of debt for others in whom we or our subsidiaries may have an interest under the indenture. Our ability to pay our obligations on the notes could be adversely affected by our or our subsidiaries' incurrence of additional indebtedness or other liabilities. We and our subsidiaries may from time to time incur additional indebtedness and other liabilities, including senior debt.

We may be limited in our ability to purchase the notes in the event of a change in control.

        Our ability to purchase the notes upon the occurrence of a change in control is subject to limitations. We may not have sufficient financial resources or the ability to arrange financing to pay the purchase price for all the notes delivered by holders seeking to exercise their purchase right. Although we may elect, subject to satisfaction of certain conditions, to pay the purchase price for the notes in common stock, our ability to purchase the notes in cash may be limited or prohibited by the terms of any future borrowing arrangements existing at the time of a change in control. Any failure by us to purchase the notes upon a change in control would result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. Moreover, the occurrence of a change in control could result in an event of default under the terms of our then existing senior debt. As a result, any purchase of the notes may be prohibited until the senior debt is paid in full.

        In the event we elect to pay the purchase price in common stock, our common stock will be valued at a price determined prior to the applicable repurchase date, therefore, holders of the notes bear the market risk that our common stock will decline in value between the date the price is calculated and the purchase date.

Absence of a trading market for the notes.

        The notes are a new issue of securities with no established trading market. At the time of the original issuance of the notes in March 2003, the initial purchasers of the notes advised us that they intended to make a market in the notes. However, as initial purchasers, they are not obligated to make a market in the notes and any market making by the initial purchasers may be discontinued at any time at the sole discretion of the initial purchasers without notice. We cannot assure you that a market for the notes will develop and continue upon completion of the offering or that the market price of the notes will not decline. Various factors, such as changes in prevailing interest rates or changes in perceptions of our creditworthiness could cause the market price of the notes to fluctuate significantly. The trading price of the notes will also be significantly affected by the market price of our common stock, which could be subject to wide fluctuations in response to a variety of factors. The notes will not be listed on any securities exchange or quoted on the Nasdaq National Market and will only be traded on the over-the-counter market.

We have significantly increased our leverage as a result of the sale of the notes.

        In connection with the sale of the notes, we incurred $402.5 million of indebtedness. As a result of this indebtedness, our principal and interest payment obligations have increased substantially. The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

Hedging transactions and other transactions may affect the value of the notes and of our common stock.

        We have entered into convertible bond hedge and call option transactions with respect to our common stock, the exposure for which is held by Banc of America Securities LLC and Credit Suisse First Boston LLC. The convertible bond hedge and call option transactions are expected to reduce the potential dilution from conversion of the notes. In connection with these hedging arrangements, Banc of America Securities LLC and Credit Suisse First Boston LLC have taken and/or will take positions in our common stock in secondary market transactions and/or have entered and/or will enter into various derivative transactions after the pricing of the notes. Such hedging arrangements could increase the price of our common stock. Banc of America Securities LLC and Credit Suisse First Boston LLC are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes by purchasing and selling shares of our common stock, other securities of the Company or other instruments they may wish to use in connection with such hedging. We cannot assure you that such activity will not adversely affect the market price of our common stock.

The notes may not be rated or may receive a lower rating than anticipated.

        We believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock would be harmed.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Three Months Ended March 31		Fiscal Year Ended December 31
	2003	2002	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	41.86x	21.13x	42.06x	16.66x	12.03x	4.97x	1.74x

        We have calculated our ratio of earnings to fixed charges as earnings (which is pre-tax income before minority interests, income or loss from equity investments and fixed charges) divided by fixed charges. Fixed charges consist of interest charges, capitalized expenses related to indebtedness and that portion of rental expense that we believe to be representative of an appropriate interest factor. See Exhibit 12.1 for additional information regarding this calculation.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale by any selling security holder of the notes or the underlying common stock into which the notes may be converted.

DESCRIPTION OF NOTES

        We issued the notes under an indenture dated as of March 12, 2003 between us and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we entered into with the initial purchasers. The following summarizes some, but not all, provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes. A copy of the form of indenture and the form of certificate evidencing the notes is available to you upon request to our address on page 1 of this prospectus. In this section of the prospectus entitled "Description of Notes," when we refer to "UTStarcom," "we," "our," or "us," we are referring to UTStarcom, Inc. and not any of its subsidiaries.

General

        The notes are general unsecured obligations of UTStarcom and are subordinate in right of payment as described under "—Subordination of Notes." The notes are convertible into common stock as described under "—Conversion of Notes." The aggregate principal amount of the notes is $402,500,000. The notes are in denominations of $1,000 or in multiples of $1,000. The notes will mature on March 1, 2008, unless earlier purchased by us at your option upon a change in control. Upon registration of the resale of the notes pursuant to the registration rights agreement, the indenture will be subject to and governed by the Trust Indenture Act of 1939.

        Neither we nor our subsidiaries are restricted from paying dividends, incurring debt, or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of UTStarcom, except to the extent described under "—Purchase of Notes at Your Option Upon a Change in Control."

        The notes bear interest at the annual rate of 7/8% from March 12, 2003. Interest will be payable on March 1 and September 1 of each year, beginning September 1, 2003, subject to limited exceptions if the notes are converted or purchased prior to the relevant interest payment date. The record dates for the payment of interest will be the February 15 and August 15 immediately preceding the relevant interest payment date. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

        We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes have been issued only in fully-registered book-entry form, without coupons, and are represented by a global note. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Notes

        You will have the right, at your option, to convert your notes, in whole or in part, into shares of our common stock at any time prior to maturity, unless previously purchased at your option upon a change in control, at the conversion price of $23.79 per share, subject to the adjustments described below, if:

  •
  as of the last day of the immediately preceding fiscal quarter, the closing sale price of our common stock for the last trading day of such fiscal quarter was 110% or more of the then current conversion price of the notes;

  •
  during the period beginning January 1, 2008 through the maturity of the notes, the closing sale price of our common stock on the previous trading day was 110% or more of the then current conversion price of the notes;

  •
  we distribute to holders of our common stock certain rights entitling them to purchase common stock at less than the closing sale price of our common stock on the day preceding the declaration for such distribution;

  •
  we distribute to holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the closing sale price of our common stock on the day preceding the declaration for such distribution; or

  •
  we become a party to a consolidation, merger or sale of all or substantially all of our assets or a change in control occurs pursuant to which our common stock would be converted into cash, stock or other property unless all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, American Depositary Shares or other certificates representing common equity interests.

        In the case of the second and third bullet points above, we must notify holders of notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders will be able to surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

        You also may convert your notes into shares of our common stock:

  •
  at any time prior to March 1, 2006 after any 5 consecutive trading-day period in which the average trading prices for the notes for that 5 trading-day period was less than 103% of the average conversion value for the notes during that period; and

  •
  at any time on or after March 1, 2006 and prior to maturity after any 5 consecutive trading-day period in which the average trading prices for the notes for that 5 trading-day period was less than 97% of the average conversion value for the notes during that period, however, you may not convert your notes on or after March 1, 2006 pursuant to this clause if, at the time of the calculation, the closing sale price of shares of our common stock is between the then current conversion price on the notes and 110% of the then current conversion price of the notes.

        We define conversion value in the indenture to be equal to the product of the closing sale price of our shares of common stock on a given day multiplied by the then current conversion rate, which is the number of shares of common stock into which each note is convertible.

        The initial conversion price of $23.79 is equivalent to a conversion rate of approximately 42.0345 shares per $1,000 principal amount of notes.

        Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the principal amount being converted unless a default exists at the time of conversion. As a result of the foregoing provisions, if you surrender your notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion or for any later period. However, if you submit your notes for conversion between the record date for the final interest payment and the opening of business on the final interest payment date, you will not be required to pay funds equal to the interest payable on the converted principal amount.

        We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash for the fractional amount based upon the closing sale price of the common stock on the last trading day prior to the date of conversion. If you have submitted your notes for purchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

        The conversion price will be adjusted upon the occurrence of:

  (1)
  the issuance of shares of our common stock as a dividend or distribution on our common stock;

  (2)
  the subdivision or combination of our outstanding common stock;

  (3)
  the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

  (4)
  the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding: dividends, distributions and rights or warrants referred to in clause (1) or (3) above; dividends or distributions exclusively in cash referred to in clause (5) below; and distribution of rights to all holders of common stock pursuant to an adoption of a stockholder rights plan;

  (5)
  the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution, the calculation of our market capitalization being the product of the then current market price of our common stock multiplied by the number of shares of our common stock then outstanding; and

  (6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) the amount of any all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

        If we implement a rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion, subject to certain limited exceptions.

        In the event of:

  •
  any reclassification of our common stock; or

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person of our property and assets as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events. This calculation will be based on the assumption that the holder of common stock failed to exercise any rights of election that the holder may have to select a particular type of consideration.

        You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

        We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

        No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

        The payment of the principal of and premium, if any, and interest on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all existing and future senior indebtedness. If we dissolve, wind-up, liquidate or reorganize, or if we are the subject of any bankruptcy, insolvency, receivership or similar proceedings, we will pay the holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness before we pay the holders of the notes. If the notes are accelerated because of an event of default we must pay the holders of senior indebtedness in full all amounts due and owing thereunder before we pay the note holders. The indenture will require that we must promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default under the indenture.

        We may not make any payment on the notes or purchase or otherwise acquire the notes if:

  •
  a default in the payment of any designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

  •
  any other default of designated senior indebtedness occurs and is continuing that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a payment blockage notice from a person permitted to give such notice under the indenture.

        We are required to resume payments on the notes:

  •
  in case of a payment default, upon the date on which such default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the payment blockage notice is received.

        No new period of payment blockage based on a nonpayment default may be commenced for a default unless:

  •
  365 consecutive days have elapsed since the effectiveness of the immediately prior payment blockage notice, and

  •
  all scheduled payments on the notes that have come due have been paid in full in cash.

        No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for a subsequent payment blockage notice. As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. These subordination provisions will not prevent the occurrence of any event of default under the indenture. If either the trustee or any holder of notes receives any payment or distribution of our assets in contravention of these subordination provisions before all senior indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness to the extent necessary to make payment in full of all senior indebtedness remaining unpaid.

        Substantially all of our operations are conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depend upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries' earnings and could be subject to contractual or statutory restrictions.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

        As of March 31, 2003, (i) we had no senior indebtedness outstanding and (ii) our subsidiaries had no outstanding indebtedness and approximately $367.7 million of other liabilities (including trade payables, but excluding intercompany liabilities) to which the notes would have been effectively subordinated.

        Neither we nor our subsidiaries are limited from incurring senior indebtedness or additional debt under the indenture. If we incur additional debt, our ability to pay our obligations on the notes could be affected. We expect from time to time to incur additional indebtedness and other liabilities.

        We are obligated to pay reasonable compensation to the trustee. We will indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties. The trustee's claims for such payments will be senior to the claims of the note holders.

        "designated senior indebtedness" means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is "designated senior indebtedness" for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

        "indebtedness" means:

  (1)
  all of our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

  (2)
  all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

  (3)
  all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

  (4)
  all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

  (5)
  all of our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  (6)
  all of our direct or indirect guaranties or similar agreement by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

  (7)
  any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

        "senior indebtedness" means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. Senior indebtedness does not include:

  (1)
  any indebtedness or obligation whose terms expressly provide that such indebtedness or obligation shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes; and

  (2)
  the notes.

Redemption by UTStarcom

        We may not redeem the notes at any time prior to their maturity.

        No sinking fund is provided for the notes.

Purchase of Notes at Your Option upon a Change in Control

        If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

        At our option, instead of paying the purchase price in cash, we may pay the purchase price, in whole or in part, in our common stock (or in the case of a merger, consolidation or similar transaction in which we are not the surviving corporation, common stock, common equity interests, ordinary shares or American Depositary Shares or other certificates representing common equity interests of the surviving corporation or its direct or indirect parent corporation) valued at 97% of the average of the closing sale price of our common stock or the other applicable security, as the case may be, for the five trading days immediately preceding the second trading day prior to the purchase date. We may only pay the purchase price in our common stock or applicable securities if we satisfy conditions provided in the indenture.

        We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice shall state certain specified information, including:

  •
  information about and the terms and conditions of the change in control;

  •
  information about the holders' right to convert the notes;

  •
  the holders' right to require us to purchase the notes;

  •
  the type of consideration we will pay;

  •
  the procedures required for exercise of the purchase option upon the change in control; and

  •
  the name and address of the paying and conversion agents.

        You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the second business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the second business day prior to the change in control purchase date.

        A change in control will be deemed to have occurred if either of the following occurs:

  •
  any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person other than to one or more of our wholly-owned subsidiaries, other than any such transaction pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction.

        However, a change in control will not be deemed to have occurred if either:

  •
  the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of a change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

  •
  all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depositary receipts or other certificates representing common equity interests.

        For purposes of this change in control definition:

  •
  whether a person is a "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934 as amended, or Exchange Act; and

  •
  "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances.

        There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

        We will under the indenture:

  •
  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

  •
  file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

  •
  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

        This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

        We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

        Certain of our debt agreements may prohibit our repurchase of the notes and provide that a change in control constitutes an event of default.

        We may not purchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the indenture whether or not repurchase is permitted by the subordination provisions of the indenture.

        If a change in control were to occur and we did not elect, or were unable to elect, to pay the purchase price for the notes in common stock or applicable securities, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions permitting holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change in control.

Events of Default

        Each of the following will constitute an event of default under the indenture:

  (1)
  we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  we fail to pay any interest, including any additional interest, on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

  (3)
  we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

  (4)
  any indebtedness for money borrowed by us or one of our significant subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $30.0 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded within 30 days after written notice as provided in the indenture;

  (5)
  we fail to give notice to you of your right to require us to purchase your notes upon a change in control; and

  (6)
  certain events in bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

        If an event of default, other than an event of default described in clause (6) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any acceleration will be subject to the subordination provisions described above.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to furnish to the trustee, on an annual basis, a statement by certain of our officers as to whether or not UTStarcom, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

        We and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or time or manner of payment of interest on, any note;

  •
  reduce the principal amount of or any premium or interest on any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions with respect to the purchase right of the holders upon a change in control in a manner adverse to holders;

  •
  modify the subordination provisions in a manner adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any successor person, other than to one or more of our subsidiaries, unless:

  •
  the successor person, if any, is a corporation, limited liability company, partnership, trust or other business entity organized and existing under the laws of the United States, any state of the United States, or the District of Columbia and, if we are not the successor person, assumes our obligations on the notes and under the indenture;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  other conditions specified in the indenture are met.

Discharge

        The indenture provides that we may terminate our obligations under the indenture at any time by delivering all outstanding notes to the trustee for cancellation if we have paid all sums payable by us under the indenture. At any time after all of the notes have become due and payable we may terminate our substantive obligations under the indenture, other than our obligations to pay the principal of, and interest on, the notes, by depositing with the trustee money or U.S. Government obligations sufficient to pay all remaining indebtedness on the notes when due.

Transfer and Exchange

        We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

  •
  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

  •
  appoint additional paying agents or conversion agents; and

  •
  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

        All notes surrendered for payment, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Concerning the Trustee

        U.S. Bank National Association serves as the trustee under the indenture. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflict or resign.

        The holders of a majority in principal amount of all outstanding notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

        We initially issued the notes in the form of a global security. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

        We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

        So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

        We will make payments of principal of, premium, if any, and interest (including any additional interest) on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest (including additional interest) on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "—Transfer Restrictions."

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

        Our authorized capital stock consists of 250,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

        As of June 30, 2003, there were 101,923,611 shares of our common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

        The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plan to issue any shares of preferred stock.

Registration Rights of Certain Holders

        Certain of our stockholders have registration rights. Under the agreements between us and the holders of registration rights we are required to maintain the effectiveness of certain registration statements covering their shares.

Anti-Takeover Effects of Provisions of our Charter and Bylaws

        Our certificate of incorporation and bylaws discourage certain types of transactions involving an actual or potential change in control of our company which might be beneficial to our company or its stockholders. Our certificate of incorporation requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. Our bylaws allow special meetings of stockholders to be called only by a majority vote of the board of directors and impose advance notice requirements and procedures for the submission by stockholders of nominations for the board of directors and stockholder proposals.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to the date the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to the date the stockholder became an interested stockholder, the business combination is approved by the board directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

        The Transfer Agent and Registrar for our common stock is Equiserve Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021, and its telephone number is (781) 575-3596.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service might interpret the existing authorities differently than as described below, in either case possibly with retroactive effect, in which event the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include beneficial owners of notes or common stock that are for U.S. federal income tax purposes citizens or residents of the United States, corporations organized under the laws of the United States or any state, and estates the income of which is subject to U.S. federal income taxation regardless of source. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. If a partnership is a beneficial owner of a note (or common stock acquired upon conversion or exchange of a note), the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

        INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE, OR LOCAL LAWS, AND TAX TREATIES.

U.S. Holders

Taxation of Interest

        U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. We believe that the notes were not issued with original issue discount, and the remainder of this discussion assumes that the notes were not issued with original issue discount. We may be required to make additional payments to holders of the notes as liquidated damages if we do not file or cause to be declared effective a registration statement, as described under "Description of Notes—Registration Rights." Contingent payments such as these are allowed under applicable tax regulations to be disregarded in computing a holder's interest income if the contingency is "remote." We believe that there is only a remote possibility that we would be required to pay additional interest because of a failure to provide registration rights. Our determination in this regard is binding on U.S. Holders unless they disclose their contrary position. If, contrary to expectations, we pay additional interest, U.S. Holders would be required to recognize additional interest income.

Market Discount

        If a U.S. Holder acquires a note other than in connection with its original issue at a price that is less than its issue price, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the principal amount at maturity multiplied by the number of complete years to maturity from the date of acquisition. Under the market discount rules, a U.S. Holder is required to treat any gain on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of the accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a note which has accrued market discount in a nonrecognition transaction in which the U.S. Holder receives property the basis of which is determined in whole or in part by reference to the basis of the note, the accrued market discount is generally not includible in income at the time of such transaction. Instead, the accrued market discount attaches to the property received in the nonrecognition transaction and is recognized as ordinary income upon the disposition of such property. Such nonrecognition transaction should include the conversion of a note for our shares of common stock. In general, the amount of market discount that has accrued is determined on a ratable basis, by allocating an equal amount of market discount to each day of every accrual period. A U.S. Holder may, however, elect to determine the amount of accrued market discount allocable to any accrual period under the constant yield method. Any such election applies to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. If such an election is made, the U.S Holder's tax basis in the notes will be increased by the amount of market discount included in income. Unless a U.S. Holder elects to include market discount in income as it accrues, such U.S. Holder may not be allowed to deduct on a current basis a portion of the interest expense on any indebtedness incurred or continued to purchase or carry notes with market discount.

Amortizable Bond Premium

        If a U.S. Holder purchases a note at a price that exceeds the principal amount of the note, the amount of the difference is referred to as "bond premium" for U.S. federal income tax purposes. The U.S. holder may elect to amortize the bond premium against interest payable on the note, except to the extent that the bond premium is attributable to the conversion feature of the note. In addition, any bond premium in excess of the interest payable on the note may be deductible over the term of the note. If a U.S. Holder elects to amortize bond premium, the amount of bond premium allocable to each period will be based on a constant yield to maturity over the period the note is held. The amortized bond premium would reduce the U.S. Holder's tax basis in the note. Any such election applies to all fully taxable bonds held by the U.S. Holder at the beginning of the first taxable year to which the election applies, and all fully taxable bonds acquired thereafter, and is irrevocable without the consent of the IRS. If the election is not made, a U.S. Holder must include the full amount of each interest payment in income as it accrues or is paid, and premium will not be taken into account until principal payments are received on the note or the note is sold or otherwise disposed of.

Sale, Exchange or Redemption of the Notes

        A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange (other than a conversion of the note into common stock). The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's adjusted tax basis in the note will generally equal the amount the holder paid for the note (increased by the amount of market discount, if any, previously included in income, and decreased by the amount of amortized bond premium, if any). The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder's capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

        If, upon a change of control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price with shares of our common stock, and if the notes are "securities" for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes will be taxed as ordinary income. The holder's aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid but excluding any shares attributable to accrued interest) would equal his adjusted basis in the note. The holder's holding period for the common stock so received would include the period during which the holder held the note. The holder's basis in any shares of common stock attributable to accrued interest would equal the fair market value of those shares when received, and the holding period of those shares would begin on the day after the holder's receipt of those notes. If the notes are not securities for U.S. federal income tax purposes, and if the holder's exchange of the notes for common stock were not treated as a conversion of the notes, then the exchange would be subject to the general rules for exchanges described in the preceding paragraph.

Conversion of the Notes

        A U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder's aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note. The holder's holding period for the stock will include the period during which he held the note.

Dividends

        If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a taxable dividend to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a dividends received deduction equal to a portion of any dividends received. For taxable years beginning after December 31, 2002 and before January 1, 2009, subject to certain exceptions, dividends received by non-corporate shareholders (including individuals) from domestic corporations generally are taxed at the same preferential rates that apply to long-term capital gain.

        The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. They would be treated as taxable dividends to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

Sale of Common Stock

        A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Special Tax Rules Applicable to Non-U.S. Holders

Taxation of Interest

        Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

  •
  owns, actually or constructively, at least 10% of our voting stock, or

  •
  is a "controlled foreign corporation" that is related, directly or indirectly, to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10% of the corporation's voting stock.

        Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30% rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. holder's country of residence.

        The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form under penalties of perjury to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

        Subject to an applicable treaty providing otherwise, non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

  •
  the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

  •
  the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

  •
  the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future.

Conversion of the Notes

        A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders—Sale of Common Stock," below.

Dividends

        Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest."

Sale of Common Stock

        Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders—Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

        The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain would probably be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax." The branch profits tax rate is generally 30%, although an applicable tax treaty might provide for a lower rate.

U.S. Federal Estate Tax

        The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest is payable on the notes and interest payable to the holder immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders—Taxation of Interest." Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

        The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or repeatedly failing to report interest or dividends on his returns. The withholding tax rate is currently 28%. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

        Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with certain certification procedures.

        The information reporting and backup withholding rules do not apply to payments that are subject to the 30% withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders—Taxation of Interest."

        Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

        Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR NOTES OR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITY HOLDERS

        We originally issued the notes in a private placement in March 2003 to Bank of America Securities LLC, Credit Suisse First Boston and Merrill Lynch & Co., the initial purchasers. The initial purchasers resold the notes to purchasers in transactions exempt from registration pursuant to Rule 144A. Selling security holders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

        The following table contains information as of July 9, 2003 with respect to the selling security holders and the principal amount of notes and the underlying common stock beneficially owned by each selling security holder that may be offered using this prospectus.

Name(3)	Principal Amount at Maturity of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold(1)(4)	Percentage of Common Stock Outstanding(2)
Advent Claymore Convertible Securities and Income	$2,000	*	84	*
AIG DKR SoundShore Opportunity Holding Fund Ltd.	$5,000,000	1.24%	210,172	*
Argent Classic Convertible Arbitrage Fund L.P.-Deutsche	$3,000,000	*	126,103	*
Argent Classic Convertible Arbitrage Fund L.P.-Lehman	$6,000,000	1.49%	252,206	*
Aventis Pension Master Trust	$225,000	*	9,457	*
Bancroft Convertible Fund, Inc.	$500,000	*	21,017	*
Boilermaker-Blacksmith Pension Trust	$1,200,000	*	50,441	*
CALAMOS® Global Convertible Fund-CALAMOS® Investment Trust	$350,000	*	14,712	*
CEMEX Pension Plan	$230,000	*	9,667	*
Chrysler Corporation Master Retirement Trust	$815,000	*	34,258	*
City of Albany Pension Plan	$120,000	*	5,044	*
City of Knoxville Pension System	$260,000	*	10,928	*
Continental Assurance Company on Behalf of Its Separate-Account (E)	$200,000	*	8,406	*
Continental Casualty Company	$1,800,000	*	75,662	*
Credit Suisse First Boston LLC	$9,190,000	2.28%	386,296	*
Delta Airlines Master Trust	$1,545,000	*	64,943	*
Delta Pilots Disability and Survivorship Trust	$520,000	*	21,857	*
Dorinco Reinsurance Company	$700,000	*	29,424	*
Ellsworth Convertible Growth and Income Fund, Inc.	$1,000,000	*	42,034	*
Grace Convertible Arbitrage Fund, Ltd.	$7,000,000	1.74%	294,241	*
Greek Catholic Union of the USA	$48,000	*	2,017	*
KBC Financial Products (Cayman Islands) Limited	$1,000,000	*	42,034	*
Kettering Medical Center Funded Depreciation Account	$70,000	*	2,942	*

Knoxville Utilities Board Retirement System	$115,000	*	4,833	*
Louisiana Workers' Compensation Corporation	$630,000	*	26,481	*
Lyxor Master Fund	$1,000,000	*	42,034	*
Macomb County Employees' Retirement System	$260,000	*	10,928	*
Man Convertible Bond Master Fund, Ltd.	$9,336,000	2.32%	392,433	*
Microsoft Corporation	$480,000	*	20,176	*
MLQA Convertible Securities Arbitrage, Ltd.	$7,000,000	1.74%	294,241	*
Motion Picture Industry Health Plan-Active Member Fund	$90,000	*	3,783	*
Motion Picture Industry Health Plan-Retiree Member Fund	$50,000	*	2,101	*
Munson Medical Center Retirement Plan	$50,000	*	2,101	*
Munson2 Healthcare Board Designated Operating Fund	$41,000	*	1,723	*
Oakwood Assurance Company	$40,000	*	1,681	*
Oakwood Healthcare Inc.—OHP	$11,000	*	462	*
Oakwood Healthcare Inc. (Pension)	$130,000	*	5,464	*
Oakwood Healthcare Inc. Endowment	$6,000	*	252	*
Oakwood Healthcare Inc. Funded Depreciation	$70,000	*	2,942	*
OCM Convertible Trust	$865,000	*	36,359	*
Partner Reinsurance Company Ltd.	$280,000	*	11,769	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$600,000	*	25,220	*
Prisma Foundation	$70,000	*	2,942	*
Qwest Occupational Health Trust	$100,000	*	4,203	*
SCI Endowment Care Common Trust Fund—First Union	$65,000	*	2,732	*
SCI Endowment Care Common Trust Fund—National Fiduciary Services	$340,000	*	14,291	*
SCI Endowment Care Common Trust Fund-Suntrust	$140,000	*	5,884	*
SPT	$1,500,000	*	63,051	*
St. Thomas Trading, Ltd.	$15,164,000	3.77%	637,410	*
State Employees' Retirement Fund of the State of Delaware	$365,000	*	15,342	*
Sunrise Partners Limited Partnership	$3,700,000	*	155,527	*
The California Wellness Foundation	$360,000	*	15,132	*

The Dow Chemical Company Employees' Retirement Plan	$2,200,000	*	92,475	*
The Fondren Foundation	$130,000	*	5,464	*
Union Carbide Retirement Account	$980,000	*	41,193	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	$540,000	*	22,698	*
Univar USA Inc. Retirement Plan	$270,000	*	11,349	*
Vanguard Convertible Securities Fund, Inc.	$3,495,000	*	146,910	*
Wolverine Asset Management, LLC	$3,900,000	*	163,934	*
WPG Convertible Arbitrage Overseas Master Fund	$750,000	*	31,525	*
WPG MSA Convertible Arbitrage Fund	$250,000	*	10,508	*
Xavex Risk Arbitrage Fund 2	$400,000	*	16,813	*
Zurich Institutional Benchmark Master Fund Ltd.	$300,000	*	12,610	*
All Other Holders	$305,652,000	75.94%	12,847,919	12.61%

*
Less than 1%.

(1)
Assumes conversion of all of the holder's notes at a conversion price of approximately $23.79 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes—Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act using 101,923,611 shares of common stock outstanding as of June 30, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3)
Information about additional selling security holders will be set forth either in post-effective amendments or in prospectus supplements, if required.

(4)
Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

        We prepared the table above based on the information supplied to us on or before July 9, 2003 by the selling security holders named in the table.

        The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented. Information about the selling security holders may change over time. Any changed information will be set forth either in post-effective amendments or in prospectus supplements.

        Because the selling security holders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling security holders upon the termination of any particular offering. For information on the procedure for sales by selling security holders, read the disclosure under the heading "Plan of Distribution" below.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the common stock offered by this prospectus. The notes and the common stock issued upon their conversion may be sold from time to time to purchasers:

  •
  directly by the selling security holders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes or the common stock.

        The selling security holders and any such broker-dealers or agents who participate in the distribution of the notes or common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes or common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were to be deemed underwriters, the selling security holders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes or common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices (or prices related thereto) at the time of sale;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes or common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes or common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the notes or common stock in the course of hedging their positions. The selling security holders may also sell the notes or common stock short and deliver notes or common stock to close out short positions, or loan or pledge notes or common stock to broker-dealers that in turn may sell the notes or common stock.

        To our knowledge, there are currently no plans, arrangement or understandings between any Selling Security Holders and any underwriter, broker-dealer or agent regarding the sale of the notes or common stock by the selling security holders. Selling security holders may not sell any or all of the notes or the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling security holder will not transfer, devise or gift the notes or common stock by other means not described in this prospectus.

        Our common stock trades on the Nasdaq National Market under the symbol "UTSI." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. A description of the risks associated with this is described above under the heading "Risk Factors—Absence of a trading market for the notes."

        There can be no assurance that any selling security holder will sell any or all of the notes or common stock pursuant to this prospectus. In addition, any notes or common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

        The selling security holders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes or common stock by the selling security holders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes or common stock to engage in market-making activities with respect to the particular notes or common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes or common stock and the ability of any person or entity to engage in market-making activities with respect to the notes or common stock.

        Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling security holders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

        To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus will be passed upon for UTStarcom by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Carmen Chang, a member of Wilson Sonsini Goodrich & Rosati, is our Assistant Secretary. In addition, certain individual attorneys employed by Wilson Sonsini Goodrich & Rosati beneficially own shares of our common stock. Legal matters relating to the laws in China are being passed upon for us by Jun He Law Offices, Beijing, China.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of CommWorks (an operating segment of 3Com Corporation) incorporated by reference in this prospectus from the Current Report on Form 8-K/A of UTStarcom, Inc. have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC in accordance with the Exchange Act. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's website at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" into this prospectus the information we filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

  •
  Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003; and

  •
  Our Current Reports on Form 8-K (i) dated March 6, 2003 (filed March 7, 2003), (ii) dated and filed March 7, 2003, (iii) dated April 16, 2003 (filed April 23, 2003), and (iv) dated May 23, 2003 (filed June 4, 2003, as amended on July 10, 2003).

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

UTStarcom, Inc.
1275 Harbor Bay Parkway
Alameda, California 94502
Attn: Manager, Investment Relations
Telephone: (510) 864-8800

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

[Back page of Prospectus]

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The aggregate estimated expenses (other than the registration fee) to be paid by us in connection with this offering are as follows:

SEC registration fee	$53,691.89
Trustee's fees and expenses	$3,000.00
Printing and Engraving fees and expenses	$5,000.00
Accounting fees and expenses	$70,000.00
Legal fees and expenses	$50,000.00
Miscellaneous	$20,000.00

Total	$201,691.89

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF UTSTARCOM

        We have adopted provisions in our certificate of incorporation that limit the personal liability of our directors for monetary damages arising from their breach of fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or recission.

        Our certificate of incorporation also authorizes us to indemnify our officers, directors, employees and agents who are made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, to the fullest extent permitted under Delaware law. As permitted by the Delaware General Corporation Law, our bylaws provide that:

  •
  we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law;

  •
  we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law;

  •
  we may indemnify our other employees and agents to the extent that we indemnify our officers and directors; and

  •
  the rights to indemnification provided in the bylaws are not exclusive.

        We have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws.

        We currently have a directors' and officers' insurance policy. At present, there is no pending litigation or proceeding involving any director, officer or employee of ours in which indemnification by us is sought. In addition, we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

ITEM 16.    EXHIBITS

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number		Exhibit Title
3.1	(1)	Thirteenth Amended and Restated Certificate of Incorporation of UTStarcom.
3.2	(1)	Amended and Restated Bylaws of UTStarcom.
4.1	(2)	Convertible Subordinated Notes Indenture dated as of March 12, 2003 between UTStarcom, Inc. and U.S. Bank National Association.
4.2	(2)	Form of Note (included in Exhibit 4.1).
4.3	(2)	Registration Rights Agreement between UTStarcom, Inc. and the Initial Purchasers named therein dated as of March 12, 2003.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Deloitte & Touche LLP.
23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1		Power of Attorney (included on page II-5).
25.1		Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)
Incorporated by reference to our Registration Statement on Form S-1 (No. 333-93069) which became effective on March 2, 2000.

(2)
Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

ITEM 17.    UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (b)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (c)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

        (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California, on July 10, 2003.

UTSTARCOM, INC.
By:	/s/ Michael Sophie
Name:	Michael Sophie
Title	Senior Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hong Liang Lu and Michael Sophie, and each of them, his attorneys-in-fact, each with the power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Hong Liang Lu Hong Liang Lu	President, Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 10, 2003
/s/ Michael Sophie Michael Sophie	Senior Vice President of Finance and Chief Financial Officer (principal financial and accounting officer)	July 10, 2003
/s/ Ying Wu Ying Wu	Director	July 10, 2003
/s/ Masayoshi Son Masayoshi Son	Director	July 10, 2003
/s/ Thomas Toy Thomas Toy	Director	July 10, 2003
/s/ Betsy Atkins Betsy Atkins	Director	July 10, 2003
/s/ Larry Horner Larry Horner	Director	July 10, 2003

EXHIBIT INDEX

Exhibit Number		Exhibit Title
3.1	(1)	Thirteenth Amended and Restated Certificate of Incorporation of UTStarcom.
3.2	(1)	Amended and Restated Bylaws of UTStarcom.
4.1	(2)	Convertible Subordinated Notes Indenture dated as of March 12, 2003 between UTStarcom, Inc. and U.S. Bank National Association.
4.2	(2)	Form of Note (included in Exhibit 4.1).
4.3	(2)	Registration Rights Agreement between UTStarcom, Inc. and the Initial Purchasers named therein dated as of March 12, 2003.
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1		Computation of Ratio of Earnings to Fixed Charges.
23.1		Consent of PricewaterhouseCoopers LLP.
23.2		Consent of Deloitte & Touche LLP.
23.3		Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1		Power of Attorney (included on page II-5).
25.1		Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

(1)
Incorporated by reference to our Registration Statement on Form S-1 (No. 333-93069) which became effective on March 2, 2000.

(2)
Incorporated by reference to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
SUMMARY
UTStarcom, Inc.
The Offering
RISK FACTORS
Risks Related to Our Company
Risks Relating to the Structure and Regulation of China's Telecommunications Industry
Risks Relating to Conducting Operations in China
RISKS RELATING TO OUR STOCK PERFORMANCE AND CONVERTIBLE DEBT SECURITIES
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX